Exhibit 5.1

600 Travis, Suite 4200 Houston, Texas 77002 +1.713.220.4200 Phone +1.713.220.4285 Fax andrewskurth.com

June 9, 2017

Sabine Pass Liquefaction, LLC

700 Milam Street, Suite 1900

Houston, Texas 77002

Re:	Sabine Pass Liquefaction, LLC — Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Sabine Pass Liquefaction, LLC, a Delaware limited liability company (the “Company”), in connection with the public offering (the “Exchange Offer”) of $1,350,000,000 aggregate principal amount of the Company’s 4.200% Senior Secured Notes due 2028 (the “New Notes”) to be issued in exchange for a like principal amount of issued and outstanding 4.200% Senior Secured Notes due 2028 (the “Old Notes”), as contemplated by the Registration Rights Agreement dated as of March 6, 2017, by and between the Company and the Initial Purchasers party thereto (the “Registration Rights Agreement”). The New Notes are to be issued under the Indenture dated as of February 1, 2013, between Sabine Liquefaction and The Bank of New York Mellon, as trustee (the “Trustee”), as modified by a First Supplemental Indenture dated April 16, 2013, a Second Supplemental Indenture dated April 16, 2013, a Third Supplemental Indenture dated November 25, 2013, a Fourth Supplemental Indenture dated May 20, 2014, a Fifth Supplemental Indenture dated May 20, 2014, a Sixth Supplemental Indenture dated March 3, 2015, a Seventh Supplemental Indenture dated June 14, 2016, an Eighth Supplemental Indenture dated as of September 19, 2016, a Ninth Supplemental Indenture dated as of September 23, 2016 and a Tenth Supplemental Indenture dated March 6, 2017 (as so supplemented, the “Indenture”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(a)	the registration statement on Form S-4 of the Company, filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 9, 2017 (the “Registration Statement”);

(b)	the Registration Rights Agreement;

(c)	the Indenture; and

ANDREWS KURTH KENYON LLP

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Sabine Pass Liquefaction, LLC

June 9, 2017

(d)	the forms of the New Notes attached to the Indenture.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In rendering the opinion set forth below, we have assumed and have not verified (i) the genuineness of the signatures on all documents that we have examined, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents supplied to us as originals, (iv) the conformity to the authentic originals of all documents supplied to us as certified, photostatic or faxed copies, (v) the authenticity of the originals of such latter documents and (vi) that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the New Notes will be issued in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement. In conducting our examination of documents, we have assumed the power, corporate or other, of all parties thereto other than the Company to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and that, except as set forth in the opining paragraphs below, to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties.

We express no opinion other than as to (i) the laws of the State of New York that are normally applicable to transactions of the type contemplated by the Exchange Offer and the New Notes and (ii) the Delaware Limited Liability Company Act (including in the case of the immediately preceding clause (ii), the statutory provisions and reported judicial decisions interpreting such laws or acts).

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the New Notes (in the form examined by us) have been duly executed by the Company, authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered upon consummation of the Exchange Offer against receipt of Old Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Registration Rights Agreement and the Indenture, the New Notes will constitute valid and legally binding obligations of the Company.

Our opinions expressed above is subject to applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer or conveyance), reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing, and we express no opinion herein with respect to provisions relating to severability or separability. Furthermore, (a) we express no opinion regarding the validity or effect of any provision purporting to establish any obligation of any party as absolute or unconditional regardless of the occurrence or non-occurrence or existence or non-existence of

Sabine Pass Liquefaction, LLC

June 9, 2017

any event or other state of facts or purporting to limit the use of the Indenture in interpreting any other indenture, loan or debt agreement or vice versa, and (b) certain of the waivers included in the Indenture relating to the guaranties by the guarantors that may become party thereto may be unenforceable in whole or in part.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Andrews Kurth Kenyon LLP